Exhibit 6.4

SCHEDULE A

TO

STOCK OPTION AGREEMENT

BETWEEN

APTERA MOTORS CORP.

AND

Chris Anthony

Dated: August 10th, 2021

1.	Number of Shares Subject to Option: 540,000 Shares.

2.	Type of Option: This Option (Check one) [ ] is [X] is not intended to qualify as an Incentive Stock Option.

3.	Option Exercise Price: $3.80 per Share.

4.	Date of Grant: July 28th, 2021

5.	Option Vesting Schedule:

Check one:

( )	Options are exercisable with respect to all shares on or after the date hereof.

(X)	Options are exercisable with respect to the number of shares indicated below on or after the date indicated next to the number of shares:

No. of Shares	Vesting Date
135,000	July 28th, 2022
135,000	July 28th, 2023
135,000	July 28th, 2024
135,000	July 28th, 2025

6.	Option Exercise Period (check one):

( )	All options expire and are void unless exercised on or before , .

( )	Options expire and are void unless exercised on or before the date indicated next to the number of shares:

No. of Shares	Expiration Date

N/A	N/A

7.	Effect of Termination of Service of Optionee.

( )	There are no modifications to the provisions of the Stock Option Agreement or the Plan regarding the effect of termination of employment of Optionee.

( )	The following additional terms apply (check all that apply):

(X)

Upon termination of services for Cause or voluntarily without the consent of the Company (default rule under the Stock Option Agreement results in immediate termination of the Option to the extent not exercised prior to such termination):

(X)

Upon termination of services without Cause (default rule under the Stock Option Agreement allows Optionee three (3) months to exercise Option with regard to those shares that were Purchasable at the time of termination):

(X)

Upon termination of services upon retirement by Optionee at or after the normal retirement date, as prescribed by the Company from time to time (default rule under the Stock Option Agreement allows Optionee to exercise Option with regard to those shares that were Purchasable at the time of termination, subject to the termination of the Exercise Period set forth hereinabove; provided however, that to maintain ISO tax treatment, if any, such shares must be exercised within three (3) months after termination):

(X)

Upon death or Total and Permanent Disability of Optionee (default rule under the Stock Option Agreement has all shares vesting immediately and allows Optionee the shorter of (a) one year after termination or (b) the expiration date of this Option, to exercise the Option):

(X)

Upon the occurrence of a Corporate Transaction (default rule under the Plan is that a Corporate Transaction does not automatically trigger an acceleration of vesting of any unvested shares under an Option):